UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._______)

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☐	Soliciting Material Pursuant to § 240.14a-12

THE DAVEY TREE EXPERT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1500 NORTH MANTUA STREET
KENT, OHIO 44240
330.673.9511

Notice of 2012 Annual Meeting and Proxy Statement

Karl J. Warnke
Chairman, President and Chief Executive Officer

April 3, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company’s corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 15, 2012. We hope you will be able to attend.

We will report on our operations at the Annual Meeting, entertain any discussion, vote on the matter identified in the Proxy Statement, and consider other business matters properly brought before the meeting.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matter to be acted upon at the meeting. Regardless of the number of shares you own, your vote on this matter is important. Whether or not you plan to attend the meeting, we urge you to vote, sign and return your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Karl J. Warnke
KARL J. WARNKE
Chairman, President and
Chief Executive Officer

THE DAVEY TREE EXPERT COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Tree Expert Company, Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 15, 2012. The purpose of the meeting is:

1.	To elect as director the nominee named in the proxy statement and recommended by the Board of Directors to the class whose term expires in 2015.

2.	To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 24, 2012, are entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

Sincerely,

/s/ David E. Adante
DAVID E. ADANTE
Secretary

April 3, 2012

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 15, 2012

The Proxy Statement, proxy cards, 2011 Annual Report and
Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at our Internet website at http://www.davey.com.

THE DAVEY TREE EXPERT COMPANY

PROXY STATEMENT

The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders and at any postponements or adjournments of that meeting. The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at the Company’s corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 15, 2012. This proxy statement is to inform you about the matters to be acted upon at the meeting.
If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the proxy card. Shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1 – Election of nominee for director	FOR THE NOMINEE

You may revoke your proxy before it is voted by submitting another proxy card with a later date or by giving notice to us in writing or orally at the meeting.
For 2012, we will use the “notice and access” option for the delivery of proxy materials. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders on April 3, 2012. Our Proxy Statement, proxy cards, 2011 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 will be made available to our shareholders on that same date. On or about that date, we will begin mailing paper copies of our proxy materials to shareholders who request them.

Our 2011 Annual Report and individual proxy cards will be mailed to our shareholders on or about April 13, 2012. Our Proxy Statement, proxy cards, 2011 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available on our Internet website at www.davey.com under the tab “About Us” and then under “Corporate Information.” Our corporate offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Our telephone number is 330.673.9511.

Questions and Answers Concerning this Proxy Statement and Proxy Cards

1.	What is a proxy?
It is your legal designation of another person to vote your shares of stock in accordance with the choices marked on your proxy card. That other person is called a proxy. We have designated the persons identified on your proxy card as proxies for the 2012 Annual Meeting of Shareholders.

2.	What is a proxy statement?
It is a document that the Securities and Exchange Commission (“SEC”) regulations require us to make available to you when we ask you to sign a proxy card. The proxy statement contains information about the matters to be voted upon at the Annual Meeting, information about our directors and executive officers and other important information, including how to change your vote after you vote your shares.

3.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered in your name, i.e., you have stock certificates with your name on them, you are a shareholder of record. If your shares are held in the 401KSOP and ESOP Plan in your name, you are a beneficial owner.

4.	What shares are included on the proxy card?
The shares registered in your name as of the record date are included on the white proxy card. The shares held in your name in the 401KSOP and ESOP Plan as of the record date are included on the green proxy card.

5.	What constitutes a quorum for the Annual Meeting?
A majority of the voting power of The Davey Tree Expert Company present in person or by proxy constitutes a quorum for the Annual Meeting.

6.	What is the vote required for each proposal?

Proposal	Vote Required
Proposal 1 – Election of nominee for director
Plurality vote: the nominee receiving the greatest number of “for” votes cast at the Annual Meeting by proxy or ballot will be elected. A properly executed proxy card marked “withhold” with respect to the election of the nominee will not be voted.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Code of Regulations provides for the annual election by the shareholders of those directors in the class whose terms in office expire at the Annual Meeting. Our Code of Regulations also provides that the Board of Directors will be divided into three classes consisting of not less than three directors each whose terms in office will expire in consecutive years. Further, the number of directors may be fixed or changed by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present.

Last year our shareholders voted overwhelmingly, with 99.0% voting for the proposal, to set the number of directors at nine. After accounting for the results of this vote, our Board of Directors is now composed of seven directors and two vacancies, one director and two vacancies in the class whose terms expire in 2012, three directors in the class whose terms expire in 2013 and three directors in the class whose terms expire in 2014. Each of our directors serves for a term of three years and until a successor is elected. Provided the shareholders vote for the nominee listed, two vacancies will exist after the Annual Meeting. The Corporate Governance Committee is searching for qualified candidates to fill the existing vacancies, but has not identified any nominees at this time.

The nominee for election as director for the term expiring in 2015, as well as present directors whose terms will continue after the meeting, appear below.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEE LISTED.

Nominee for Director Whose Term Expires in 2012

Karl J. Warnke, age 60, has been a director of the Company since 2000 and became Chairman of the Board on May 20, 2009. He was President and Chief Operating Officer of the Company from 1999 through December 31, 2006, and has been President and Chief Executive Officer since January 1, 2007. Prior to that, Mr. Warnke was Executive Vice President of the Company from 1993 to 1999 and was Vice President and General Manager, U.S. Utility Services and Operations Support, from 1988 to 1993. Mr. Warnke is a member of the Conference Board’s Executive Council for Mid-Cap Companies, and is a member of the executive committees of the Greater Akron Chamber Board of Directors and the Board of Trustees for the Ohio Chapter of The Nature Conservancy. He was also appointed as a director of the Casey Tree Foundation, a nonprofit organization focused on urban forestry, in Washington, D.C. in 2010.

Present Directors Whose Terms Expire in 2013

William J. Ginn, age 60, has been a director of the Company since 2007. He was named the Chief Conservation Officer for The Nature Conservancy, an international nonprofit conservation organization, in 2008, and prior to that and since 2005, he was Director of Global Forest Partnership. From 1996 to 2005, he held various positions with The Nature Conservancy, including Director of the Forest Conservation Strategies Program, Manager of Division Conservation Programs-NEC, and Senior Advisor of the Asia Pacific Region. Before joining The Nature Conservancy, Mr. Ginn developed one of the first major U.S. companies in the organic recycling area, which was later sold to a Fortune 500 solid-waste management company. He has also taught courses in economics and environment as a visiting faculty member at the College of the Atlantic.

Douglas K. Hall, age 60, has been a director of the Company since 1998. He retired in February 2008 after serving since 1999 as President and Chief Executive Officer of MDA Federal, Inc. (“MDA Federal”) (formerly Earth Satellite Corporation), a subsidiary of MDA Corporation, a provider of remote sensing systems and data utilizing geographic information systems (GIS). Prior to joining MDA Federal, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international nonprofit conservation organization, from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration (NOAA) in the U.S. Department of Commerce. He currently serves as a senior fellow for the World Wildlife Fund in Washington, D.C.

John E. Warfel, age 64, has been a director of the Company since 2008. Mr. Warfel is owner of Warfel Group, Inc. dba Action Coach, a business coaching firm helping business owners with their strategies and results, and is also currently President of Warfel Enterprises, LLC, a consulting company. He had been president of Westfield Financial Corporation, a diverse group of financial services and related companies operating in the United States and Canada and a member of Westfield Group, from 2002 until his retirement in 2008. Prior to joining Westfield Financial Corporation, he was Vice Chairman and President of Oswald Companies, a large regional insurance firm, from 1975 to 2002. He is past President of the Insurance Board of Greater Cleveland, a member of National and Local Chapters of Property and Casualty Underwriters, past Vice President of the Ohio ESOP Association, past member of the Board of Trustees of Assurex Global, past chairman of Employees Resource Council, and past board member and Secretary/Treasurer of the National American Heart Association.

Present Directors Whose Terms Expire in 2014

R. Douglas Cowan, age 71, has been a director of the Company since 1982 and was Chairman of the Board from 1997 until May 20, 2009. He was Chief Executive Officer from 1988 until his retirement effective December 31, 2006. He is a director of The J.M. Smucker Company, a manufacturer and marketer of food products, and of two privately-held companies in northeast Ohio: Great Lakes Construction Co. and Buckeye Corrugated, Inc. Mr. Cowan previously served as a member of the Board of Trustees of Kent State University, appointed by Governor Bob Taft in 1999, and is a former member of the Board of Trustees of Northeast Ohio Medical University.

J. Dawson Cunningham, age 65, has been a director of the Company since 2005. He was Executive Vice President and Chief Financial Officer of Roadway Corporation (“Roadway”), an over-the-road truck transport operation, from 1998 until his retirement in 2003. Prior to that, he held various positions as an officer of Roadway beginning in 1986. Mr. Cunningham previously served as Co-Chairman of the Board of Trustees, New York State Teamsters Council Health and Hospital Fund and Conference Pension and Retirement Fund, having served as a trustee since 1992, and was a trustee of the New England Teamster and Trucking Industry Pension Fund from 1996 until January 2007. He served as a member of the Board of Trustees of Akron General Health System, serving as Chairman from 1998 to 2003. He is a past member of the board of directors of the American Red Cross and Junior Achievement.

Sandra W. Harbrecht, age 62, has been a director of the Company since 2008. She has been President and Chief Executive Officer of Paul Werth Associates, a public relations firm, since 2008 and was President since 1985. Prior to that, she was a Credit Analyst for Bank One, Columbus NA and also an educator for ten years in the Worthington City School system. She is past Chair of the Board of Trustees for Kent State University and serves on the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. She is also Chair of Experience Columbus and a former board member of the Columbus Chamber of Commerce, an accredited member of the Public Relations Society of America, a past chair of the Society’s Counselors Academy and a founding member of the Council of Public Relations Firms. Ms. Harbrecht also serves as a director on the board of the Motorists Mutual Insurance Company, a regional insurance firm.

Experience, Qualifications and Skills of the Members and Nominees of the Board of Directors
Directors are responsible for overseeing our business consistently with their fiduciary duty to shareholders. The Board believes that each director and nominee for director has unique and valuable individual skills and experience that, when taken as a whole, promote the overall management of the Company for the benefit of our shareholders. Moreover, the individual qualifications, accomplishments and characteristics of each of our directors and nominee for director provide us with the variety and depth of knowledge, diversity, judgment and vision necessary to provide effective oversight in guiding our affairs and direction.

We believe that each director and nominee for director has qualified experience in a variety of fields, including services delivery, industry, transportation, governmental, regulatory, nonprofit, education, and environmental protection, each of which we believe provides valuable knowledge and insight concerning various elements of our business.

All directors play an active role in overseeing our business, both at the Board and Committee level. The directors and nominee for director have demonstrated leadership skills in various segments of business, government, education and philanthropy, which contributes significantly to fulfilling their responsibility to us and to our shareholders.

In addition to the biographical information presented above for each director, the following outlines additional experience and qualifications of our directors that we believe makes each person uniquely qualified to serve on our Board of Directors at this time.

Individual Qualifications
Mr. Warnke

•	Thirty-eight year career in the horticulture, arboriculture and environmental science industry

•	Board member for multiple nonprofit and professional organizations for over 25 years

•	Nationwide experience in production, sales and management of multiple services

•	Nineteen years of executive-level experience

Mr. Ginn

•	Extensive experience in environmental conservation, most notably in sustainability, recycling and forest conservation

•	Undergraduate and graduate work in human ecology and landscape architecture

•	Well-versed in the various aspects of starting, managing, and selling a successful recycling business

•	Executive-level management experience

Mr. Hall

•	Extensive experience in business leadership, financial management and financial audit

•	Well-versed and experienced in environmental policy

•	Significant involvement in human resource and corporate management

•	Experienced in mergers and acquisitions and strategic planning

Mr. Warfel

•	Forty years executive experience in sales and marketing

•	Extensive and significant experience in property and casualty insurance

•	Business owner, including current ownership of consulting entities

•	Financial acumen and experienced with ESOP plans

Mr. Cowan

•	Over thirty-five years experience in professional and senior-level executive positions

•	Extensive experience with accounting and financial matters

•	Significant involvement with university foundation and trustee positions

•	Board member for multiple public and nonpublic companies

Mr. Cunningham

•	Executive-level experience with a service-based over-the-road transportation public company

•	Served as chief financial officer with responsibility for internal and external financial reporting, including filings with the SEC

•	Executive-level responsibility for corporate-wide human resources including compensation, benefits, and policy

•	Fifteen years experience as a CPA with a large international accounting firm and experienced in mergers and acquisitions

Ms. Harbrecht

•	Extensive experience in business marketing, advertising, promotion, public relations and communications

•	Experienced as an educator

•	Significant involvement in college advisory boards and councils

•	Over twenty-five years of executive-level experience

CORPORATE GOVERNANCE

Director Selection Process
We believe the Board should represent a broad and diversified spectrum of experienced individuals who are able to contribute to our success. The Corporate Governance Committee is responsible for the review of and recommendation to the Board of Directors nominees for election as directors. The Committee works with the full Board to develop criteria for open Board positions, taking into account the factors that it deems appropriate. These factors may include identifying a nominee whose array and diversity of talents, experiences, qualifications, personal attributes, and skills would complement those already represented on the Board; the level of independence from us; our current needs, business priorities, objectives and goals; and the need for a certain specialized expertise. In applying these criteria, the Committee considers a candidate’s general understanding of elements relevant to the success of a service company in the current business environment, the understanding of our business, senior operating experience with a service company or other organizations, a broad understanding of and direct experience in corporate business and service delivery, as well as the candidate’s educational and professional background. The Board believes that diversity of professional experience, professional training and personal accomplishments are important factors in determining the composition of the Board. The Committee considers candidates suggested by other Board members, management and shareholders. The Committee may also retain a qualified independent third-party search firm to identify and review candidates.

Once a prospective nominee has been identified, the Committee will make an initial determination as to whether to continue with a full review and evaluation. In making this determination, the Committee will take into account all information provided to the Committee, as well as the Committee’s own expertise and experience. The Committee will then consider the potential candidate to ensure he or she has exhibited the criteria that the Committee has established for the position.

If the prospective nominee passes the preliminary review, members of the Committee, as well as other Board members as deemed appropriate, will interview the nominee. Upon completion of this process, the Committee will confer and make a recommendation to the Board. The Board, after reviewing the Committee’s report, will make the final determination whether to nominate the candidate. Selection for persons identified to be appointed to a Board position will be conducted in the manner described above. Any shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary in the manner described below in Shareholder Nominations for Director.

Shareholder Nominations for Director
Shareholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Code of Regulations, as may be amended from time-to-time. A copy of our Code of Regulations is available to any shareholder who makes a written request to the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

A shareholder may nominate one or more candidates for election as director by, not less than 30 days prior to the meeting at which the directors are to be elected, notifying our Secretary of his or her intention to make the nomination. The shareholder must provide us with all of the information about each of the candidates so nominated as would be required under the rules of the SEC to be included in a proxy statement.

Any submission should include details regarding the qualifications of the recommended candidate and other pertinent information. Director nominees should have high professional and personal ethics and values, requisite experience and background, and must be able to represent the interests of the shareholders, as well as meet the criteria set by the Corporate Governance Committee. Further, a nominee must have the time and desire to meet their duties and responsibilities effectively and have the potential to contribute to the effectiveness of the Board of Directors.

Shareholders may submit nominations in writing by sending such submission to Corporate Secretary, The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

Independence
The Board reviews, at least annually, director independence. As part of that review, the Board considers transactions and relationships between each director and any member of his or her family and the Company and its subsidiaries and affiliates. All such relationships are reported under the heading “Transactions with Related-Persons, Promoters and Certain Control Persons” in this Proxy Statement. The purpose of this review is to determine whether any relationships or transactions existed or exist that could be considered inconsistent with a determination that the director is independent. Although our common shares are not listed on the New York Stock Exchange (“NYSE”) or any other exchange, with respect to determining if a director or a director nominee is independent, we use the same definition of independence as used by the NYSE, a national securities exchange.

As a result of their most recent review, the Board determined that the following Directors have been identified as being independent: Mr. Cunningham, Mr. Ginn, Mr. Hall, Ms. Harbrecht, and Mr. Warfel. No director has been identified as a lead independent director.

Mr. Warnke, our Chairman, President and Chief Executive Officer, and Mr. Cowan, our former Chairman and Chief Executive Officer who retired from the Company on December 31, 2006, are not deemed to be independent directors.

Committees of the Board of Directors; Attendance
Compensation Committee
The present members of the Compensation Committee are Messrs. Cunningham (Chair), Ginn, Hall, and Warfel. The Compensation Committee, which must be composed entirely of independent directors as that term is defined by the NYSE, recommends to the Board of Directors the salaries and other compensation of our executive officers and supervises the administration of our benefit programs. As more fully set out in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee does not delegate its authority to set compensation; however, the Board does review recommendations from our Chief Executive Officer regarding the compensation of other officers. Furthermore, the Committee periodically retains outside consultants to review and discuss compensation and benefit plans. The Compensation Committee met two times in 2011.

When utilized, the outside consultants are provided with specific instructions relating to the research to be performed. Once engaged to conduct a salary and bonus-level review, the consultants are directed to compare our plans with those of companies of similar size and in similar industries. Similarly, the consultants are directed to compare and contrast benefit plans that are applicable to private and public companies of similar size and with similar governance structures. Findings by the consultants are reviewed by the Committee and with the full Board, which then makes the final decisions regarding compensation. In 2008, the executive officers engaged Towers Watson to thoroughly review director compensation and to provide a comprehensive review and guidance on directors’ compensation structure. The findings of the consultant were reviewed by the executive officers and presented to the Compensation Committee for review and recommendation. The full Board, based on the findings outlined, approved the current director compensation structure. The executive officers engaged Pay Governance LLC (“Pay Governance”) in 2011 to conduct another review of the material features of our compensation structure. We will consider the results of their review in 2012.

Pay Governance has not provided other professional services to date, including advice related to our insurance and employee benefit programs. In 2011, we paid Pay Governance $25,572 for compensation analysis and review services. In order to perform the services that are required of them, Pay Governance does have access to certain confidential information about us; however, they do not participate in the final strategic decision-making process. Further, Pay Governance is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based. Prior to engaging Pay Governance, we used Towers Watson as our professional consultant for compensation plan matters. We continue to consult Towers Watson on other matters and in 2011 we paid them $161,724 for services related to employee benefit programs and $22,200 for work related to our compensation plans.

No director has been identified as having a relationship that requires disclosure as a compensation committee interlock.

Audit Committee
The present members of the Audit Committee are Messrs. Cunningham, Ginn, Hall (Chair), and Ms. Harbrecht. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: the integrity of our financial statements; our financial reporting process; our systems of internal accounting and financial controls; the performance of our internal and independent auditors; the independent auditors’ qualifications and independence; and our compliance with ethics policies and legal and regulatory requirements. The members of the Committee meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended. The Board has determined that J. Dawson Cunningham qualifies as an audit committee financial expert pursuant to the SEC’s rules. The Audit Committee met two times in 2011. In addition, the Chair and members met with management and the independent auditors by teleconference four times in 2011.

Corporate Governance Committee
The present members of the Corporate Governance Committee are Messrs. Cowan, Warfel (Chair), Warnke and Ms. Harbrecht. Mr. Warfel and Ms. Harbrecht are independent directors who meet the NYSE independence standards. The Corporate Governance Committee screens and recommends candidates for election as directors and recommends committee members and committee chairpersons for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by our shareholders. The Committee also conducts annual performance evaluations of the committees of the Board. The Corporate Governance Committee met two times in 2011.

General

Nonindependent directors may not serve on the Compensation or Audit Committee. Independent directors generally serve on at least two committees.

The Board met five times in 2011. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. We encourage our directors to attend the Annual Meeting of Shareholders. In 2011, all directors except Mr. Cowan attended the Annual Meeting of Shareholders.

The charters of the Compensation, Audit and Corporate Governance committees are available on the Company’s website at www.davey.com under the tab “About Us,” then under “Corporate Information,” or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

Role of the Board in Risk Oversight
The Board recognizes that it is neither possible nor prudent to eliminate all risk, and that in order to remain competitive, certain risk-taking is an essential element of every business decision and part of our business strategy. However, the Board also understands that within any business framework, steps must be taken to properly safeguard the assets of the Company, implement and maintain appropriate financial and other controls, and ensure business is conducted sensibly and in compliance with applicable laws and regulations and proper governance.

Assessing and managing risk is the responsibility of our management. It is the responsibility of the Board of Directors to oversee risk management. As part of this responsibility, the Board oversees and reviews certain aspects of our risk management efforts. For example, the Board requires that an annual overall assessment of risk be performed and has delegated this oversight of the process to the Audit Committee. This enterprise-wide risk management assessment is designed to review and identify potential events that may affect us, manage risks within our risk profile and provide reasonable assurance regarding the achievement of our objectives.

In addition, the Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and risk management policies.

Company representatives meet annually in executive session with the Audit Committee. The General Auditor and the Chief Financial Officer review with the Audit Committee each year’s annual internal audit plan, which focuses on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports from management on the results of internal audits.

In addition, each year our management team conducts a thorough assessment of potential risks facing us and reports their findings to the Audit Committee. Risks are rated as to severity and the likelihood of threat, and management outlines the mitigation efforts associated with each risk. To the extent management identifies mitigation efforts that were not in place, management identifies the initiative to address the particular situation. The Audit Committee then reports these findings to the full Board to assist in its oversight of risk.

The Compensation Committee is responsible for the oversight of risks relating to employment policies and our compensation and benefits arrangements. To assist in satisfying these oversight responsibilities, the Committee may retain a compensation consultant and meets regularly with management to understand the financial, human resource and shareholder implications of compensation decisions that are made by the Board. The philosophy, process and rationale the Compensation Committee utilized as part of its responsibilities is discussed in detail in the “Compensation Discussion and Analysis” included in this Proxy Statement on pages 9-16.

Board Leadership
Mr. Warnke is the Chairman of our Board of Directors, Chief Executive Officer and President. Our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Historically, we have combined the positions of chief executive officer and chairman. We believe this is appropriate because we are employee-owned, and combining the chairman and chief executive officer position gives our employee-owners a clear leader and improves efficiencies in the decision-making process. We believe we have greatly benefited from having a single person setting our tone and direction, and having primary responsibility for managing our operations. This structure has also allowed the Board to carry out its oversight responsibilities with the full involvement of our independent directors. To date, the Board’s role in the oversight of risk assessment has not caused it to identify any changes to the current leadership structure. However, our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our leadership structure to best address our circumstances as and when appropriate.

Communicating Concerns to Directors
We have established procedures to permit communications with the Board of Directors regarding the Company. Interested parties may communicate with the Board of Directors by contacting the Chairman, the chairs of the Audit, Compensation and Corporate Governance Committees of the Board, or with any independent Director by sending a letter to the following address: The Davey Tree Expert Company, Corporate Secretary, 1500 North Mantua Street, Kent, Ohio 44240.

An interested party may also communicate concerns through other mediums as set forth in our Whistleblower Policy. A copy of our Whistleblower Policy is available on our Company’s website at www.davey.com, or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

All communications directed to our Board of Directors or Board Committees are reviewed and communicated as required with the appropriate Board member or members.

Business Conduct Policies
We have a Code of Ethics that applies to all of our employees and directors and we have a Code of Ethics for Financial Matters that applies to all employees and directors, but particularly those who oversee the preparation of our financial statements. The policies are available at our website, www.davey.com, or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

Transactions with Related-Persons, Promoters and Certain Control Persons
Our Board of Directors has adopted a written policy regarding related-party transactions. Under that policy, all transactions with or involving a related-person must be disclosed to and approved in advance by the Corporate Governance Committee. Further, each officer and director is requested, on an annual basis, to confirm the existence of any related-person transaction. Even if disclosed, each such transaction must have a legitimate business purpose and be on terms no less favorable than that which could be obtained from unrelated third parties.

In 2011 no executive officer, director or director nominee was indebted to us or was a party to any transaction in which any related-person will have a direct or indirect material interest. Further, no related-person has proposed such a transaction. For purposes of this discussion, a related-person is a director, a nominee for director, an executive officer, an immediate family member (including nonrelated-persons sharing the same household) of any of these persons, or any entity controlled by any of these persons.

OWNERSHIP OF COMMON SHARES
The following table shows, as of March 24, 2012, the number and percent of our common shares beneficially owned by each nominee, director, and officer listed in the Summary Compensation Table, and all directors and officers as a group.

Name	Number of Shares (1)(2)(3)	Percent (2)(4)
Karl J. Warnke	501,811	3.58%
R. Douglas Cowan	214,543	1.53%
J. Dawson Cunningham	17,027	0.12%
William J. Ginn	10,642	0.08%
Douglas K. Hall	38,262	0.27%
Sandra W. Harbrecht	8,619	0.06%
John E. Warfel	7,596	0.05%

David E. Adante	245,294	1.75%
Howard D. Bowles	220,723	1.58%
Patrick M. Covey	73,551	0.52%
Steven A. Marshall	116,795	0.83%
20 directors and officers as a group, including those listed above	2,495,154	17.81%

(1)	Other than as described below, beneficial ownership of the common shares listed in the table is comprised of sole voting and investment power, or voting and investment power shared with a spouse.
Includes shares allocated to individual accounts under our 401KSOP and ESOP Plan for which the following executive officers have sole voting power as follows: Karl J. Warnke, 46,277 shares; David E. Adante, 56,939 shares; Patrick M. Covey, 4,326 shares; Howard D. Bowles, 66,436 shares; Steven A. Marshall, 60,506 shares; and 477,510 shares by all officers as a group.

(2)
These include the right to purchase on or before May 23, 2012 the following: upon the exercise of outstanding stock options, 35,342 common shares by Karl J. Warnke, 75,000 common shares by David E. Adante, 20,000 common shares by Howard D. Bowles, 38,600 common shares by Patrick M. Covey, 21,200 common shares by Steven A. Marshall and 449,630 common shares by all directors and officers as a group; and upon the exercise of outstanding stock appreciation rights, 2,120 common shares by Karl J. Warnke, 1,060 common shares by David E. Adante, 530 common shares by Howard D. Bowles, 883 common shares by Patrick M. Covey, 883 common shares by Steven A. Marshall and 7,513 common shares by all directors and officers as a group.

(3)	Of the shares listed, the following number of shares were pledged as security: 82,578 shares by R. Douglas Cowan and 118,578 shares by all directors and officers as a group.

(4)
Percentage calculation based on total shares outstanding plus the options exercisable by the respective individual on or before May 23, 2012, in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934.

To our knowledge, as of March 24, 2012, no person or entity was an owner, beneficial or otherwise, of more than five percent of our outstanding common shares. Reliance Trust Co., trustee of the 401KSOP and ESOP Plan, 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA 30328, had, as of March 24, 2012, certain trustee-imposed rights and duties with respect to common shares held by it. The number of common shares held in the 401KSOP and ESOP Plan as of March 24, 2012, was 4,527,868, or 32.4%, of our outstanding common shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Currently, we file these reports on behalf of our directors and executive officers. Based on our review of these reports, except as outlined herein, we believe that during the year ended December 31, 2011, all reports were filed on a timely basis. During the year ended December 31, 2011, we became aware of past administrative errors that, notwithstanding our directors’ and executive officers’ full compliance with our internal Section 16 reporting procedures, resulted in certain reports not being timely filed in prior years. Upon becoming aware of these errors, on July 21, 2011, our Section 16 compliance personnel filed the following corrective late reports on behalf of the affected directors and executive officers for the number of reports and transactions indicated after each individual’s name: David E. Adante, one report (17); Howard D. Bowles, one report (21); Marjorie L. Conner, two reports (40); Patrick M. Covey, one report (18); R. Douglas Cowan, one report (28); J. Dawson Cunningham, two reports (29); George M. Gaumer, one report (5); William L. Ginn, one report (3); Douglas K. Hall, three reports (50); Sandra W. Harbrecht, one report (30); Fred W. Johnson, one report (21); Gordon L. Ober, one report (6); Joseph R. Paul, one report (6); Richard A. Ramsey, one report (5); Thea R. Sears, one report (6); James F. Stief, one report (6); Nicholas R. Sucic, one report (6); John E. Warfel, two reports (38); and Karl J. Warnke, one report (15). In addition, on March 9, 2012 we amended Mr. Warnke’s corrective report filed on July 21, 2011 to amend the number of shares in six transactions that were incorrectly reported due to an administrative error.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We, the members of the Compensation Committee of the Board of Directors, which is composed entirely of nonemployee directors, are responsible for management succession matters, for developing, approving and administering the Company’s executive incentive and benefits programs, and for establishing the salaries for executive officers. Our compensation philosophy is to drive and support the Company’s business goals by paying for measurable performance and achievement of approved goals. Awards are made with due consideration of balancing risks and rewards.

The Company’s compensation programs are designed to reward employees for producing sustainable growth for our shareholders and to attract and retain qualified and experienced talent. Most compensation for senior executives is tied to Company performance or achievement of certain goals and, therefore, is not guaranteed. If the Company or the executive does not perform, executives may receive only a fraction of their total anticipated compensation.

In 2011, despite the continued economic turbulence in the United States and other uncertainties around the world that nonetheless affect domestic economic conditions, as well as incurring an unusual litigation settlement as described in Notes F and U to the consolidated financial statements included in the 2011 Annual Report on Form 10-K, the Company delivered results that were better than in 2010. Specifically, in 2011, based on the audited financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), the Company:

•	Generated cash flow from operations of $54,422,000

•	Achieved operating profit, as defined in our description of operating profit on page 12, of $36,797,000 or 5.7%

•	Realized return on average invested capital of 16.64%

•	Increased revenues $54,302,000 over 2010, or a 9.2% increase

•	Reduced debt by $12,776,000

•	Accomplished acquisition/integration of four residential/commercial companies in the U.S. and Canada

The Company’s executive officers include Karl J. Warnke, Principal Executive Officer (“PEO”), David E. Adante, Principal Financial Officer (“PFO”) and the other executive officers named in the Summary Compensation Table (collectively the “Named Executive Officers” or “NEOs”). In these capacities, we are careful to align NEO compensation with the interests of the Company’s shareholders. We review all proposed programs, and changes to programs, and discuss our recommendations with the full Board of Directors prior to approval. We then communicate approved plans to executive management.

We periodically retain outside consultants to assess the adequacy and fairness of the compensation programs and meet frequently with the PEO to obtain management’s recommendations on compensation issues. However, no Company management personnel are involved in approving executive compensation programs, and no executive officer is responsible for approving either that executive officer’s or any other NEO’s compensation. Although we consider the executives integral to the Company’s success, no executive officer has an employment agreement with the Company. In 2011, we retained Pay Governance, an independent consulting firm, to provide a comprehensive review and guidance of the officer compensation structure.

In the event of a change in control, as defined in the 2004 Omnibus Stock Plan and as disclosed in the “Plan Benefits--“as-if” Triggering Event” table on page 23, unless the Board of Directors determines otherwise, all outstanding stock appreciation rights, stock options and stock purchase rights become fully exercisable; all restrictions on restricted stock and other awards are removed; and all cash awards become fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the “continuing directors” then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors.” For this purpose, “continuing directors” include directors who were in office at the time of the change in control or who were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office. Other than as outlined above, we have no so-called “golden parachute” severance packages with any NEO.

Results of 2011 Shareholder Votes on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and Section 14A of the Securities Exchange Act, at the 2011 Annual Meeting of Shareholders we asked our shareholders to vote on two proposals. The first proposal asked our shareholders to approve, on an advisory, nonbinding basis, the compensation of the Company’s named executive officers. Our shareholders approved this proposal by an overwhelming majority. Specifically, as a percentage, 93.8% of the shares voted were to approve the current compensation as set out in the 2011 proxy statement. Given the strong level of shareholder support, our Board of Directors has determined that no changes to our compensation plans and decisions were necessary at this time. Our Board of Directors and the Compensation Committee value the opinions of our shareholders and will continue to evaluate any concerns raised by our shareholders regarding executive compensation.

The second proposal asked our shareholders to determine, on an advisory, nonbinding basis, the frequency of the advisory vote on the executive compensation of the Company’s named executive officers. Again, the vast majority of our shareholders agreed with the Board of Director’s recommendation that the advisory, nonbinding vote on the compensation of the named executive directors be held every three years. As a percentage of shares voted, 78.0% of our shareholders voted for the three-year option, 3.4% voted for the two- year option, 16.1% voted for the one-year option and 2.5% voted to abstain. In accordance with the Board of Directors and shareholder directive, the next advisory vote on the executive compensation will occur at the 2014 annual shareholders’ meeting.

Although both of these shareholder votes were on an advisory, nonbinding basis, we consider the results to be a strong affirmation of the actions taken by the Board of Directors in establishing the compensation plans for the named executive officers.

Compensation Philosophy and Objectives
The main objectives of the compensation programs are to: attract and retain qualified personnel; reward them for achieving identified goals and objectives; generate a fair return to shareholders on their investment; and do so in a way consistent with the Company’s culture, business objectives and employee ownership structure. To align executive officer compensation with the interests of the Company’s shareholders, we have established a policy whereby a substantial portion of the compensation of the Company’s executive officers, including the PEO and the PFO as well as the other NEOs, is contingent on the Company’s profitability. The compensation programs also contain components based on achieving a specified operating profit and a return on invested capital results.

In order to meet these objectives, we design the programs such that the Company shareholders’ interests are advanced before we approve any incentive payments to the executive officers. To the extent that the efforts of the executive officers result in higher earnings and enhanced shareholder value, we believe the officers should be rewarded. As a result, we intend the compensation programs to create a significant incentive to properly manage the Company, which in turn will create long-term benefits for the shareholders without encouraging the taking of excessive risks that could be detrimental to the interests of the shareholders. Overall, we do not believe that any aspect of the Company’s compensation programs encourages the NEOs to take unnecessary and excessive risks.

The overall compensation program provides a balanced mix of salary, incentive bonus and equity awards. By creating a program that includes both long- and short-term goals and targets, we believe that each element of the overall program, comprised of base salary, annual cash incentive plan awards, and longer-term stock options, restricted stock unit and performance-based restricted stock unit grants, complements and rewards annual performance as well as ensures long-term viability, growth and shareholder value. Additionally, to retain and attract qualified executive and management talent, the Board has approved several retirement benefit plans. Conversely, in order to reduce the risk of focusing on too narrow a result, currently no portion of an award under the compensation program is based solely on an increase in the Company’s stock price. Further, no award is grossed-up or otherwise adjusted to account for its tax consequences.

We are cognizant of Internal Revenue Code (“IRC”) Section 162(m), which caps the Company’s ability to take a tax deduction at $1 million per year for amounts paid to each NEO that are not paid pursuant to performance-based compensation plans. To date, and including the year 2011, no executive officer has been paid more than $1 million and, therefore, we are permitted a 100% tax deduction for all amounts paid to the executives. Moreover, we account and report for stock-based awards in the Company’s financial statements in accordance with U.S. GAAP.

We understand that compensation programs should be designed to reduce the opportunity for participants to take unnecessary risks to the detriment of the Company’s shareholders and future viability in order to achieve their performance targets. We have designed the programs to address these risks and minimize the opportunity for any individual to manipulate or undermine the programs. We have accomplished this by tailoring the programs to incorporate objective features. These features include plan and targeted objectives that are set in advance and reviewed periodically by the Board, annual bonus-based calculations, and goals and objectives set jointly by us and the PEO and approved by the Board. Further, the Board reviews and approves all executive bonus payments. We designed this program before the recent economic situation to prevent just such an occurrence; therefore, the Board did not determine that any material changes were necessary to preserve the long-term integrity of the programs.

Base Salaries
We pay executive officers a base salary that generally is near the “mid-point” of the market range for similar positions at companies that are approximately the same size and complexity. Although we have not established a unique peer group, we periodically retain a respected compensation consulting firm to conduct a compensation competitiveness study to determine the adequacy of base salaries, as well as all other compensation of the Company’s executive officers. The study was last updated in September 2008 by Towers Watson, and we established compensation ranges for each of the Company’s executive officers on the basis of job description and market comparisons. In 2011, we engaged Pay Governance, an independent executive compensation advisory firm, to evaluate the current executive officer compensation structure. The results of this study are being presented to us in 2012. We evaluate the Company’s PEO based on the Company’s annual performance as well as other performance objectives as established between us and the PEO, including demonstrated capabilities, achievement of results, and development of management employees. These other objectives can and do change annually and may incorporate such things as management succession activities, board governance issues and other objective and subjective measures of significance to us. Similarly, the other NEOs are evaluated not only on performance related to achieving certain financial objectives, but on other individual objectives, their scope of responsibility, experience and expertise. Annually, the salaries of other executive officers are reviewed by us with the PEO to determine merit and performance increases based on the PEO’s evaluation, as well as our evaluation. We periodically review the NEOs’ performance and have the opportunity to interact with senior executives at various times during the year, which aids in our assessment of each individual’s performance.

The base salary disclosed in the “Summary Compensation Table” on page 17 for each NEO in 2011 and prior years reflects the philosophy outlined above as it relates to executive compensation. The increase in their 2011 over 2010 base salary reflects the NEOs achievement of specific objectives, as well as our general Company-wide annual salary increase range of between two and three percent. In 2011, no NEO received a percentage increase to their annual salary greater than this range. For 2011, the specific objectives included goals related to sales, operating profit, cash flows, debt levels and management succession. With regard to these objectives, operating profit in 2011 was higher than in 2010 and was 95% of targeted operating profit percentage. The debt level in 2011 was reduced by $12,776,000 and cash flow from operating activities increased by $5,147,000. Sales were a record high and increased 9.2% over the prior year, while operating profit increased $4,285,000, or 13%, over 2010. Moreover, each NEO was engaged in the management succession planning both with the assistance of the Board of Directors and with other officers and managers of the Company.

Annual Incentive Compensation Plan
In 2002, the Board of Directors adopted a revised Management Incentive Plan. As part of their annual compensation under this Plan, the executive officers and other key personnel have an opportunity to earn an incentive bonus award based primarily on the annual operating profit achieved. The focus of this element of the overall compensation program is to reward achievement of annual goals set by us. These incentive awards generally approximate 20% to 70% of a participant’s total annual base salary, and currently, there are approximately 45 employees eligible for an incentive award under this Plan. The Board of Directors establishes, as a percentage of sales, a target operating profit percentage each year, calculated as described below. The degree to which the target percentage is underachieved or overachieved affects the total pool available for bonus awards. In addition to the mathematical calculation under the plan formula, we have the option to consider other relevant factors, as determined by the Board of Directors, in setting NEO final incentive awards. Such factors might include segment performance or achievement of individual goals. The Board has reviewed individual performance and other factors annually and has adjusted annual incentive awards based on that review. However, if the Company’s actual operating profit percentage is below 80% of the annual target as set by the Board, generally no incentive bonus awards are paid. The amount of the bonus award will increase the closer the actual results are to the target. Consistent with the Board’s objective of linking performance to compensation, the NEOs have an individual target percentage of base salary that ranges from 40% to 70% of base salary. The range for each NEO is based on that NEO’s duties and responsibilities for certain segments and operations of the business. Earning this target incentive is dependent on the Company achieving the overall target operating profit percentage described above. To the extent that the target operating profit percentage is overachieved, the NEO’s incentive award will increase. At 120% of the annual target, the formula is increased such that 150% of the normal target percentage of base salary is granted. At or above 121% of the annual target, an amount equal to 25% of the excess operating profit over 120% of our annual target is added to the annual incentive pool. However, in no event will the annual incentive payments for all participants be greater than 15% of the actual operating profit for that year. We may consider extraordinary or nonrecurring events affecting the annual results in evaluating the achievement of performance targets. To provide motivation for the NEOs to continue to maintain sustainable results and to continue to emphasize the importance of employee ownership, the NEOs receive shares of stock for 10% of the amount of an incentive award above $25,000. For example, if a NEO has earned an incentive award of $50,000, then $47,500 would be paid in cash and $2,500 would be paid in stock at the most recent valuation (usually our year-end valuation): [e.g., ($50,000 - $25,000) = $25,000 x 10% = $2,500]. We also paid discretionary bonuses to most office personnel and paid bonuses under several safety, retention and sales programs to eligible field employees.

For 2011, we set the target operating profit percentage at 6.0%, and the operating profit percentage actually achieved for fiscal year 2011 was 5.7%. We set the target operating profit percentage based on a number of factors, including competitive, economic and environmental factors. While this percentage is deemed to be aggressive, we continue to believe that even with the current economic and regulatory pressures, and including consideration of unforeseen developments, it is achievable. Incentive awards are calculated after year-end financial results are reviewed, and no award is paid until the annual financial statements are certified by the Company’s independent auditors and approved by us and the Board of Directors. Although no NEO’s annual incentive award is based solely on achieving the target operating profit percentage, that factor is an important measure of performance for the Company. As discussed above, other factors such as cash flow, debt levels and management succession planning contribute to the determination of each individual’s annual incentive award.

The actual operating profit percentage is calculated by dividing actual operating profit by actual revenues. Operating profit is defined as income from operations as presented in the Company’s financial statements prepared under U.S. GAAP adjusted to exclude: administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining balance depreciation method expense over straight-line method depreciation expense; and gains and losses on the sale of assets. The number is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event by us. For a given year, each NEO will have a target bonus percent set between 40% and 70%; however, each NEO is then evaluated for achievement of the goals and objectives described above. The Company’s earnings were higher in 2011 than in 2010 and, as reflected in the “Summary Compensation Table” on page 17, the payments made to the NEOs varied in 2011 when compared to 2010. In 2011, the targeted operating profit percentage was 6.0% and the actual performance was 5.7%, or 95% of target. The actual performance in 2010 was 5.5% or 91.7% of target operating profit.

Long-Term Incentive Compensation: Stock Options
In 2004, the shareholders approved the 2004 Omnibus Stock Plan (“Plan”), which consolidates into a single plan provisions for the grant of stock options, other stock-based incentives, and the employee stock purchase program. Provisions of the Plan give us broad discretion to fashion the terms of awards in order to provide employees with longer-term stock-based incentives that are appropriate under the circumstances. The principal objective of the long-term incentive program is to reward employees for achieving positive long-standing results that increase the value of the Company’s stock. By awarding certain employees incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”) and providing opportunities for employees to acquire stock through other stock programs, including the Stock Appreciation Rights program described below, we are aligning the long-term value of the stock price with potential financial gains for employees and executives. Under the Plan, the tax and accounting treatment of an award is accounted for as required by law and U.S. GAAP. To date, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.

Stock options, whether they are ISOs or NQSOs, generally vest in equal installments over five years, beginning on the first anniversary of the grant date. These options provide senior executives with the opportunity to acquire common stock over time at a price that is fixed, based on the most recent stock valuation price as of the date of grant. Under the Plan, option holders may also exchange or “swap” previously-owned shares for option stock that is eligible to be exercised. The swap of qualified options is permitted under IRC Section 1036 as a tax-deferred transaction and authorized under the Plan. Pursuant to a swap, the previously-owned stock is exchanged at the current fair market price for the stock options exercised. The options are exercised at their option exercise price, and the basis of the newly-acquired stock will remain the basis of the previously-owned stock. If the current market price is higher than the stock option price, this permits an option holder to increase the number of shares owned without paying cash for the option exercise or incurring an individual capital gain tax liability on the swap of the previously-owned shares. Swaps involving stock options granted pursuant to nonqualified plans are not eligible for tax deferred treatment.

There is a limited term in which an option grantee can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Except as described below, option holders generally forfeit any unvested options if their employment with the Company terminates.

In the case of a retirement by an option holder, the retiree may exercise any vested stock options within three months after the date of retirement. Upon the death or permanent and total disability of an option holder while employed by the Company or within three months after the date of termination, the option holder or option holder’s representative will have the right to exercise any vested stock options within one year after the date of the option holder’s termination or death. Also, we may accelerate unvested options outstanding at or granted after September 13, 2007, to become immediately exercisable, in-full or in-part, upon death, permanent disability or upon retirement at age 62 or older, provided the option holder has completed at least one year of continuous service. If the option holder’s termination is due to any reason other than those listed above, the option holder may exercise any vested stock options within the three-month period after the date of termination, but only with our consent or that of the Board of Directors. The right to exercise a stock option in these limited circumstances would not result in an extension of that stock option’s initial expiration date.

If the stock value increases after the grant of options, the option becomes more valuable. This accomplishes two objectives. First, the employee must remain employed over the vesting period, providing an incentive for the option holder to remain employed by the Company; second, it ties a significant component of the employee’s compensation to the interests of all shareholders by focusing executive officers on longer-term results. In general, option grants to nonexecutive employees occur in the same way as grants to executive officers. Option grants are not specifically timed to enhance overall executive compensation, and we do not time option grants to make up for any shortfalls in annual incentive or other benefit payments. No stock options were granted to the NEOs in 2011.

We have periodically granted options, taking into account the amount of options currently outstanding, the period of time between grants and changes within management positions, as well as overall performance of the Company and the performance of individual grantees. Although we make the final decision, we may solicit input from our senior executives regarding the performance of other officers and employees. Tax and accounting treatment of any stock option grant is accounted for as required by law and U.S. GAAP. To date, options have not been granted on an annual basis. Options were granted in the years 2003, 2006, 2009 and 2010. The option grants in 2010 were made after the Board considered alternatives to the practice of periodically granting stock options and concluded that granting this option was consistent with the goals and objectives of our compensation plans to grant options to management on a more periodic basis. Those goals and objectives include rewarding management employees for their efforts to replace contracts that were not renewed, identify new business opportunities and sustain existing business relationships in the face of a continued turbulent economy, as well as the ability to address ever-expanding regulatory burdens and requirements from local, state and the federal government. We have not intentionally timed the grant of stock options to coincide with the release of material nonpublic information, and any policy adopted by us will address the prohibition of timing of option grants in relation to the release or existence of material nonpublic information. We will continue to review the appropriateness of granting options, as well as considering other methods to reward managers for the achievement of goals consistent with the Company’s growth and shareholder value.

Stock Appreciation Rights
Consistent with our objective to move to a more effective longer-term stock-based incentive program, on March 11, 2009, as authorized by the 2004 Omnibus Plan, the Board implemented the Stock Appreciation Rights program (“SARs”). In general, under the SARs, eligible employees may receive annual grants of stock-settled stock appreciation rights or performance restricted stock units. The award level for each participant in the plan is based on that participant’s scope of responsibilities and the ability to achieve success given these responsibilities. As a participant in the SARs program is provided with the opportunity to undertake more responsibility for the success of the Company, that participant may be granted a greater number of rights or units; however, the overall performance of the Company will continue to determine the number and value of the rights or units granted to all participants. We, with input from the PEO, establish the targets based on the participant’s responsibility and position. Since this program will reward sustained stock value improvement over time, we anticipate that this program will further our objective to align the long-term value of the Company’s stock price with financial incentives for the NEOs, officers and managers. Under the plan, the SARs will be used to acquire common shares based on the appreciation in the stock price times the number of SARs awarded. The appreciation will be calculated by subtracting the stock price at the date of redemption minus the stock price at the date of grant. The SARs vest at the rate of 20% per year and are automatically deemed exercised on the tenth anniversary of the grant date. Grants to the NEOs in 2011 are detailed in the “2011 Grants of Plan-Based Awards” table on page 19.

Qualified Retirement Plans
The Company’s executive officers, as well as every other eligible employee, are entitled to participate in the qualified retirement plans. These plans, set up pursuant to ERISA regulations, seek to provide every employee with the opportunity to accumulate funds for retirement. The plans include The Davey Tree Expert Company Employee Retirement Plan (“ERP”) which, as explained below, was frozen effective December 31, 2008, and the 401KSOP and ESOP Plan (“401K”).

Due to the downturn in the global stock and financial markets in 2008 and the ensuing decline in the value of the ERP, the Company anticipated that its cash flow and earnings would be negatively impacted for 2009 and beyond. We determined that the adverse financial impacts were in excess of the benefits that would accrue to the employees. Therefore, after careful consideration, the Board of Directors approved an amendment to freeze the ERP effective December 31, 2008.

Under the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, eligible participants who retire will still choose the same payment options and forms of retirement, beginning as early as age 55, as before. The benefit formula will remain .30% of covered compensation for each full or partial year of benefit service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit service. The minimum guaranteed benefit remains $80 per month. Covered compensation refers to the average of the participant’s social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age. If a participant is vested and terminates before he or she is eligible for retirement and the value of the benefit is less than $5,000, the participant is eligible to receive a one-time lump sum payment. The value of the NEOs ERP benefit is included in the “2011 Pension Benefits” table on page 22.

In connection with the freeze of the ERP, and to help offset the loss of future benefit accruals under the ERP, the Board of Directors implemented enhanced benefits to the 401K effective January 1, 2009. Under the enhanced plan, an employee who is a noncollective bargaining employee, who is at least 21 years old, and has completed one year of continuous service, is automatically enrolled in the 401K. The employee may then elect to opt out of the 401K, and participants can suspend contributions at any time. Participant contributions are on a before-tax basis and the Company makes an annual contribution in Company stock equal to 100% of the first 1% percent and 50% of the next 3% percent of the participant’s W-2 wages, subject to the Internal Revenue Service ("IRS") limit and not to exceed $245,000 in 2011 or $250,000 in 2012, which is the government-imposed annual compensation limit required for qualified retirement plans. This represents a potential maximum contribution of 2.5%. Participant contributions are always 100% vested, and company contributions become 100% vested after three years of continuous service, or upon death, permanent disability or retirement of a participant. The 401K offers a variety of investment options with varying levels of risks and returns for the participant’s contributions; however, the investment in Company stock is restricted to no more than 25% of the employee’s annual contributions. The value of the account eligible for distribution is the vested investment value at the time of distribution, and there is no guarantee of any rate of return or investment value.

Nonqualified Retirement Plans
In 1994, we changed our qualified retirement plans to permit a greater number of employees to participate. These changes created additional restrictions on the ability of NEOs and other management personnel to fully participate. Due to these limitations imposed by the IRC, the affected employees will receive less in retirement benefits as a percentage of final average pay than are available to other employees and to executive officers at comparable companies. As a result, we became concerned with attracting and retaining qualified executive and management talent, as well as with providing additional retirement benefits to executive management. We explored ways to improve the retirement benefits and concluded that the best way to achieve our objectives was to adopt nonqualified retirement plans that will supplement the existing qualified retirement plans, along with granting the restricted stock awards discussed below. We developed the provisions of the plans with the assistance of Towers Watson, an independent consulting firm with substantial experience in designing employee benefit plans. The Board approved The Davey Tree Expert Company 401KSOP Match Restoration Plan (“Match Plan”), The Davey Tree Expert Company Supplemental Executive Retirement Plan (“SERP Plan”) and the Davey Tree Expert Company Retirement Benefit Restoration Plan (“Restoration Plan”), all effective as of January 1, 2003. To assure shareholders that we instituted the plans with these tenets in mind, Company management personnel were not involved in their development or approval. Payments made under these plans will be made from the Company’s general assets.

Pursuant to the Match Plan, an employee who has elected to contribute the maximum amount under the qualified 401K plan, but who is precluded by IRC restrictions from receiving the full matching contribution paid by the Company, is eligible to participate in the Match Plan. The Match Plan allows the employee to accumulate an amount that could have been matched if the IRC restrictions had not been in effect. Each participant has two potential match criteria. If the participant is unable to contribute the full matching percentage permitted, we will increase the participant’s Company match such that it, when added to the match under the 401K, will equal 50% of the permitted percentage. Further, the Company will contribute an amount equal to 50% of 3% for any amount above the maximum compensation level, which is set at $245,000 for 2011 and $250,000 for 2012. The Company maintains an account record for each employee who meets this criteria to reflect that employee’s interest in the Match Plan. Interest on each account record, currently set at 7%, is accrued annually on December 31.

Concurrent with the freeze of the ERP, and for the same general reasons that led to the decision to freeze the ERP, the Board of Directors also froze the Restoration Plan effective December 31, 2008. Prior to the freeze, under the Restoration Plan, an employee whose benefit under the ERP was limited by the IRC was eligible to qualify for a benefit. The plan allowed for a restoration payment that, when added to the monthly retirement benefit, equaled the monthly retirement benefit under the ERP that would have been payable if certain IRC earnings limit provisions were not in effect. As with the ERP, any benefit accrued under the Restoration Plan was frozen as of December 31, 2008.

The SERP provides a retirement benefit of an amount equal to 30% multiplied by a participant’s Final Average Compensation (“FAC”) calculation, which is then reduced by the sum of the participant’s Restoration Plan benefit, qualified ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. FAC is based on the average of the highest three annual earnings out of the last five years prior to retirement. If at actual retirement the calculation set out above for a participant, excluding the 30% SERP component, is greater than or equal to 30% of FAC, no benefit is payable under the SERP. The present value of the NEOs ERP, SERP and Restoration Plan benefits is presented in the “2011 Pension Benefits” table on page 22.

Long-Term Incentive Compensation: Restricted Stock Units and Performance-Based Restricted Stock Units
As a supplement to the qualified and nonqualified benefit plans, and as authorized by the 2004 Omnibus Plan, we approved time-based and performance-based restricted stock awards for certain executive officers, including the PEO. We generally make these awards to provide retention incentives that focus on factors other than short-term results, reward superior corporate performance and provide additional retirement benefits. We granted time-based restricted stock awards (“RSU”) primarily to provide retention incentives through additional retirement benefits. We approved the performance-based restricted stock awards (“PRSU”) as another, but more stringent, method to supplement retirement benefits. In general, prior to 2007, awards vested on the earlier of the fifth anniversary of the date of grant or the participant’s termination of employment with us. Each RSU and PRSU was eligible to be paid as soon as practical after it vested, or a participant could elect to defer receipt of a payment to a later date. In 2006, we amended the Plan so that no RSU or PRSU granted after 2006 is paid until the participant retires. In 2009, we amended the Plan such that each RSU or PRSU award would vest as outlined above or as determined by us as set forth in the notice of the award. As with the stock options, tax and accounting treatment of an award is accounted for as required by law and U.S. GAAP. Further, the tax or accounting treatment of an award has not dictated what awards are made or how an award is fashioned.

We established RSU awards to provide a participant with the opportunity to achieve a total retirement benefit that would equal 40% of the participant’s projected final average annual compensation at retirement. When we select a participant to receive this award, we determine the RSU award for that participant based upon a calculation that starts with a computation of the participant’s estimated retirement benefits payable from Company-sponsored plans, along with 50% of the participant’s estimated social security benefit. Next, this value is compared to an estimate equal to 40% of the participant’s final average annual compensation, and the difference is deemed the “Benefit Shortfall.” Then, a target value of Company stock is calculated using certain assumptions, including a current compound annual growth rate of 10% (the “Target Share Value”). The Benefit Shortfall is divided by the Target Share Value. This quotient is then divided by the number of years to reach normal retirement, and the resulting number is the initial RSU award. In succeeding years, the named participant will receive an annual grant of RSUs equal to the initial grant, unless we decide to increase or decrease the award or drop the participant from the plan. Except as it relates to the calculation, the RSU award is not based upon or in any way contingent upon the other elements of a participant’s compensation package. Each NEO received the RSU award as disclosed in the first line of the column labeled “All Other Stock Awards” in the “2011 Grants of Plan-Based Awards” table on page 19. Pursuant to the terms of the plan, the award was the same in the last three years.

We established PRSU awards to provide a participant with the opportunity to achieve, based on certain predetermined performance criteria, a total retirement benefit that would equal 50% of the participant’s projected final average annual compensation at retirement. In order to receive retirement benefits at this level, the Company must achieve a return on average invested capital percentage (“ROAIC”) that we established based upon applicable industry, market and economic conditions and as ratified by the Board of Directors. The ROAIC calculation is a formula that divides average invested capital (shareholders’ equity plus the sum of bank debt and lease obligations) into the sum of net income plus income taxes and interest. We believe that return on invested capital is an appropriate measure of corporate performance because achievement of these targets would increase shareholder return and provide expansion opportunities for the Company.

The level of an award of PRSUs is made each fiscal year based on this ROAIC using computations similar to those used to determine a RSU award. The ROAIC for receiving the maximum award is currently set at 24%, the same as it was when first established by the Board in 2004. Further, if the ROAIC is less than 8%, there will be no PRSU awards. Achieving a ROAIC of more than 8% but less than 24% will result in a participant receiving a portion, but less than the full value, of the available PRSU grant. The actual ROAIC achieved in 2010 was 17.02%, which resulted in 56.38% of potentially available PRSUs being awarded in 2011. As with the RSU, we designed the PRSU awards to retain executive talent by enhancing long-term retirement benefits. Except as it relates to the calculation, PRSU awards are not based upon or in any way contingent upon the participant’s compensation package. Each NEO received the PRSU award as disclosed in the second line of the column labeled “All Other Stock Awards” in the “2011 Grants of Plan-Based Awards” table on page 19.

Currently, in order to achieve the targeted retirement benefit for the executive officers under the RSU and PRSU plans, the Company’s stock would have to appreciate in value over the period until a participant’s retirement at a rate of 10% per year, and ROAIC must consistently meet 24%. By establishing performance targets aggressively and assuming strong appreciation rates, we believe that we have aligned each executive officer’s restricted stock award with shareholder interests.

Perquisites
NEOs qualify for certain perquisites as described in footnote 6 to the “2011 Summary Compensation Table” on page 18. Many of these perquisites, including the officers’ medical, long-term disability plan, personal tax preparation fees, and the management car plan, are made available to other officers and management employees of the Company. We believe these perquisites are appropriate to attract and retain qualified personnel and to provide additional incentives to enhance management’s performance and commitment.

Insider Trading Policy/Stock Redemption Policy
For many years we have had an Insider Trading and Public Disclosure Policy in place that prevents NEOs, other officers and management personnel from conducting Company stock transactions based on insider information of any kind. Under this policy, certain persons cannot engage in stock transactions using material nonpublic information that could either positively or adversely affect the value of our stock either through direct transactions with us or through our 401KSOP. Because of the unique nature of the restriction on ownership and sale of stock, as well as the fact that our stock is not publicly traded, we have not identified a need to implement a clawback policy. However, we will continue to review the advantage of implementing such a policy.

We also maintain a Stock Redemption Policy. Under this policy, executive officers, as well as other officers and executive managers, may only redeem stock during a 60-day period which begins when the year-end stock valuation is released or when the Company’s audited annual financial statements are released, whichever is later, or after the release of the mid-year stock price.

Other Benefit Plans
Other benefit plans that are available to all eligible employees, including executive officers, consist of, among others, the employee stock purchase plan, the payroll savings plan, the group health insurance plan, the life insurance plan, the dental and vision insurance plan, and the vacation and paid-time-off plans.

With regard to the purchase and sale of stock, other than as described above, executive officers may purchase stock on the same basis as any other employee, either through the stock purchase plan or through direct purchase.

The Board retains the authority to determine eligibility and participation by employees in the plans. Further, although it has no current plan to do so, the Board may amend the plans to change the cost thereof and the allocation of benefits between persons and groups.

REPORT OF THE COMPENSATION COMMITTEE

The Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based thereon, recommended to the Board of Directors that it be included in the 2012 Proxy Statement and incorporated by reference in the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

By the Compensation Committee of the Board of Directors: J. Dawson Cunningham (Chair), William J. Ginn, Douglas K. Hall, and John E. Warfel.

COMPENSATION RISK ANALYSIS

As outlined under the “Compensation Philosophy and Objectives” section of the “Compensation Discussion and Analysis,” the Compensation Committee addresses compensation risk analysis as an integral part of its ongoing analysis of compensation programs. The Board is not presently aware of any information that would lead it to believe that risks arising from the Company’s employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee regularly considers risk factors associated with any business entity, such as the manipulation of sales or expenses, and the Committee believes the Company has sufficient controls in place to prevent such occurrence. However, it is the Committee’s intent to undertake a more detailed and formalized review of any possible compensation-related risks beginning in 2012, and the results of any such review will be reflected in future proxy statements.

COMPENSATION OF EXECUTIVE OFFICERS

As described in the “Compensation Discussion and Analysis,” a NEO’s compensation is based on a number of factors, as determined by the Board of Directors. In setting compensation, the Board utilizes a number of quantitative and qualitative performance-related factors. Base salary is generally set near the midpoint of the market range for similar positions at companies of approximately the same size and complexity. Incentive plan compensation is based primarily upon achieving an annual predetermined target operating profit percentage. PRSU, RSU, SAR, ISO and NQSO awards are granted pursuant to authority under the 2004 Omnibus Stock Plan and are based on achieving predetermined performance targets, as well as achieving goals and objectives set by the Board. No NEO has an employment agreement or arrangement with the Company and each NEO is considered an employee-at-will.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Stock Awards (PRSU and RSU)(2)	Option Awards (SAR, NQSO, ISO)(3)	Bonus (Nonequity Management Incentive Plan Compensation)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Warnke, Karl J.	2011	$512,385	$59,268	$45,840	$376,650	$213,488	$50,268	$1,257,899
Chairman, President and	2010	498,000	52,243	45,840	328,500	253,005	48,656	1,226,244
Chief Executive Officer (“PEO”)	2009	484,692	67,164	34,080	332,000	-	34,136	952,072
Adante, David E. (7)	2011	$295,539	$41,495	$22,920	$158,397	$37,779	$26,876	$583,006
Executive Vice President,	2010	287,538	36,545	22,920	141,400	38,520	23,971	550,894
Chief Financial Officer	2009	280,031	47,000	17,040	147,700	11,645	28,305	531,721
and Secretary (“PFO”)
Bowles, Howard D. (8)	2011	$234,627	$126,056	$11,460	$103,401	$6,599	$28,875	$511,018
Senior Vice President and	2010	233,394	111,086	11,460	116,550	15	33,724	506,229
General Manager,	2009	223,808	142,797	8,520	152,750	10,585	17,995	556,455
Davey Tree Surgery Company
Covey, Patrick M.(9)	2011	$233,931	$5,879	$19,100	$140,109	$64,761	$23,788	$487,568
Chief Operating Officer, U.S.	2010	227,346	5,181	42,620	134,450	43,785	27,265	480,647
Operations (“COO”)
Marshall, Steven A.	2011	$230,946	$22,354	$19,100	$106,151	$18,675	$33,321	$430,547
Executive Vice President,	2010	225,308	19,553	36,740	127,600	10,461	29,271	448,933
Operations	2009	219,500	27,079	14,200	150,650	6,521	25,744	443,694

NOTE: The table above includes both compensation paid to or on behalf of the NEO and values that represent expense, fair value, and actuarial calculations for amounts that are anticipated, under specific circumstances, to be paid sometime in the future. The Salary, Bonus (Nonequity Management Incentive Plan Compensation) and All Other Compensation columns are amounts paid to or on behalf of the NEO. The Stock Awards (PRSU/RSU) and Option Awards (SAR/NQSO/ISO) columns represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification “FASB ASC Topic 718,” Compensation – Stock Compensation and do not reflect cash payments. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column is an actuarial calculation of benefits that could be paid in the future, under specific circumstances, to the NEO.

(1)
For the most recent payment, earned during fiscal year 2011. We do not permit deferral of bonuses or salary and we have no agreement with any NEO to pay any deferred discretionary or required payment amount. Employee directors do not receive any compensation for their service as a director.

(2)
The amounts reported in this column represent the aggregate grant date fair value for the RSU and PRSU awards in each respective year, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these awards are included in Note O, “Stock-Based Compensation,” to the consolidated financial statements included in the 2011 Annual Report on Form 10-K. The maximum fair value of PRSU awards for each NEO if we had we achieved 24% ROAIC would have been as follows: Mr. Warnke, $37,906; Mr. Adante, $26,524; Mr. Bowles, $80,597; Mr. Covey, $3,760; and Mr. Marshall, $11,690.

(3)
The amounts reported in this column represent the aggregate grant date fair value for these stock options and SARs, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these stock options and SARs are included in Note O, “Stock-Based Compensation,” to the consolidated financial statements included in the 2011 Annual Report on Form 10-K.

(4)
For the most recent payment, earned in 2011 and paid in March 2012. As outlined in the discussion of the annual incentive compensation plan on pages 11-12, 10% of each NEO’s award above $25,000 is paid in Company stock. The price used to calculate this portion of the incentive award is based on the current market price and is not discounted or subject to any other special terms or conditions. Because of the factors outlined in the “Compensation Discussion and Analysis,” in 2011 executive management incentive compensation payments were higher than in 2010 for Messrs. Warnke, Adante and Covey. Messrs. Bowles and Marshall’s 2011 payments were lower than in the previous year due to factors related to segment performance.

(5)
The amounts reported in this column represent the change in present value of accumulated pension benefits under all defined benefit plans and above-market portion of deferred compensation (“NQDC”) earnings for 2011 as reported in the following table. NQDC Earnings is the above-market portion (the amounts attributable to the difference between 7% and 120% of the applicable federal rate determined by the IRS) paid on amounts associated with the Match Plan. These values do not reflect compensation paid to the NEO. The change in pension value for each NEO is calculated using actuarially-determined values based on, among other things, mortality, value of other pension benefits, and compensation level.

	Change in Pension Value	NQDC Earnings
Warnke, Karl J.	$213,272	$216
Adante, David E.	37,689	90
Bowles, Howard D.	6,578	21
Covey, Patrick M.	64,732	29
Marshall, Steven A.	18,636	39

(6)
All other compensation represents benefits and perquisites paid on behalf of each NEO including expenses associated with our 401K Company match of $4,288 for Mr. Bowles and $6,003 each for all other NEOs, the Match Plan (see the “2011 Nonqualified Deferred Compensation” table on page 22), our management car plan, our officers’ medical plan, our long-term disability plan, personal tax preparation fees, membership fees, and required travel to meetings and events by a NEO’s spouse. No individual perquisite for any NEO in any of the above-named categories was in excess of $25,000 or 10% of the total perquisites listed for the NEO, whichever is greater.

(7)	Mr. Adante intends to retire on or about March 15, 2013.

(8)	Mr. Bowles has elected to retire effective March 31, 2012.

(9)	Mr. Covey, who was elected Executive Vice President, Operations on January 1, 2007 and became a NEO in 2010, was appointed Chief Operating Officer of U.S. Operations effective February 12, 2012.
Grants of Plan-Based Awards in Last Fiscal Year

Grants of plan-based awards are, as described in the “Compensation Discussion and Analysis,” based in part on the goals of employee retention and stock value increase.

At no time during the last fiscal year were any outstanding options or other equity-based awards repriced or otherwise materially modified. For purposes of this discussion, a material modification could include an extension of exercise periods, a change in vesting or forfeiture conditions, or a change or elimination of applicable performance criteria. Equity awards are based on their estimated fair value determined at the date of grant. Other than the initial option exercise price, market conditions (as defined in FASB ASC Topic 718) are not considered in setting awards and do not affect the subsequent exercise of awards. Generally, an employee must be an active employee on the date of exercise, but no other performance criteria (as defined in FASB ASC Topic 718) are considered in setting the terms of a stock option award.

Dividends are not paid on unexercised stock options, SARs, RSU or PRSU awards.

2011 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Stock Appreciation Rights Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Maximum
Warnke, Karl J.					—	2,218
	3/9/2011						2,218		$37,906
	3/9/2011							12,000	45,840
	3/9/2011						1,250		21,362
		$180,950	$361,900	$542,850
Adante, David E.					—	1,552
	3/9/2011						1,552		$26,524
	3/9/2011							6,000	22,920
	3/9/2011						876		14,971
		$81,950	$163,900	$245,850
Bowles, Howard D.					—	4,716
	3/9/2011						4,716		$80,597
	3/9/2011							3,000	11,460
	3/9/2011						2,660		45,459
		$59,075	$118,150	$177,225
Covey, Patrick M.					—	220
	3/9/2011						220		$3,760
	3/9/2011							5,000	19,100
	3/9/2011						124		2,119
		$82,770	$165,540	$248,310
Marshall, Steven A.					—	684
	3/9/2011						684		$11,690
	3/9/2011							5,000	19,100
	3/9/2011						624		10,664
		$63,993	$127,985	$191,978

(1)
Estimated future annual incentive compensation under our management incentive plan as a percentage of year-end base salary, based on achieving 80%, 100% and a maximum of 120% (excluding 25% of excess operating profit) of target operating profit, respectively. As described in the “Compensation Discussion and Analysis,” the Compensation Committee has discretion to increase or decrease these awards based on individual performance and other factors. Payment of the award in stock or stock-based units or rights is a means by which to incentivize the participants to work to increase and sustain the value of the Company and thereby increasing the value to our shareholders. The amounts awarded are included in the “Nonequity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
As described in the “Compensation Discussion and Analysis,” PRSU awards can range from zero to 100% of the potentially available PRSUs and are based on achieving ROAIC of between 8% and 24%. If the performance criteria is satisfied, PRSU awards will vest upon retirement. Beginning in 2007, PRSU awards vest as previously outlined or as determined by our Board.

(3)	RSU awards granted in 2011 vest in five years and are payable after retirement.

(4)
Stock Appreciation Rights (SARs) vest over five years and will become exercisable as they vest. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(5)	As described in the notes to our 2011 financial statements, the grant date fair value of the awards was based on FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2011(1)(2)

Name	Option Grant/ Stock Award Date	Option Awards(3)(4)							Stock Awards(5)
		Number of Securities Underlying Unexercised ISO/NQSOs Exercisable	Number of Securities Underlying Unexercised ISO/NQSOs Unexercisable	ISO/ NQSOs Exercise Price	ISO/ NQSOs Expiration Date	Number of SARs That Have Not Vested	Market Value of SARs That Have Not Vested	SARs Expiration Date	Number of RSUs That Have Not Vested	Market Value of RSUs That Have Not Vested	Number of PRSUs That Have Not Vested	Market Value of PRSUs That Have Not Vested
Warnke, Karl J.	12/5/2003	29,342		$6.75	12/5/2013
	6/5/2006	6,000		11.25	6/5/2016
	3/8/2007								2,218	$43,695	1,840	$36,248
	3/11/2008								2,218	43,695	2,218	43,695
	3/10/2009					7,200	$23,760	12/31/2018	2,218	43,695	2,192	43,182
	3/9/2010					9,600	29,760	12/31/2019	2,218	43,695	1,170	23,049
	3/9/2011					12,000	15,600	12/31/2020	2,218	43,695	1,250	24,625
Adante, David E.	12/5/2003	50,000		$6.75	12/5/2013
	6/5/2006	25,000		11.25	6/5/2016
	3/8/2007								1,552	$30,574	1,288	$25,374
	3/11/2008								1,552	30,574	1,552	30,574
	3/10/2009					3,600	$11,880	12/31/2018	1,552	30,574	1,534	30,220
	3/9/2010					4,800	14,880	12/31/2019	1,552	30,574	818	16,115
	3/9/2011					6,000	7,800	12/31/2020	1,552	30,574	876	17,257
Bowles, Howard D.	6/5/2006	20,000		$11.25	6/5/2016
	3/8/2007								4,716	$92,905	3,912	$77,066
	3/11/2008								4,716	92,905	4,716	92,905
	3/10/2009					1,800	$5,940	12/31/2018	4,716	92,905	4,660	91,802
	3/9/2010					2,400	7,440	12/31/2019	4,716	92,905	2,488	49,014
	3/9/2011					3,000	3,900	12/31/2020	4,716	92,905	2,660	52,402
Covey, Patrick M.	12/5/2003	20,000		$6.75	12/5/2013
	6/5/2006	15,000		11.25	6/5/2016
	3/8/2007								220	$4,334	182	$3,585
	3/11/2008								220	4,334	220	4,334
	3/10/2009					3,000	$9,900	12/31/2018	220	4,334	218	4,295
	11/2/2009	2,000	3,000	16.00	11/2/2019
	3/9/2010					4,000	12,400	12/31/2019	220	4,334	116	2,285
	11/1/2010	1,600	6,400	16.60	11/1/2020
	3/9/2011					5,000	6,500	12/31/2020	220	4,334	124	2,443
Marshall, Steven A.	6/5/2006	20,000		$11.25	6/5/2016
	3/8/2007								684	$13,475	918	$18,085
	3/11/2008								684	13,475	1,108	21,828
	3/10/2009					3,000	$9,900	12/31/2018	684	13,475	1,094	21,552
	3/9/2010					4,000	12,400	12/31/2019	684	13,475	584	11,505
	11/1/2010	1,200	4,800	16.60	11/1/2020
	3/9/2011					5,000	6,500	12/31/2020	684	13,475	624	12,293

(1)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(2)
The equity compensation plans included in this table consist of stock options that were granted under the 1994 Omnibus Stock Plan or the 2004 Omnibus Stock Plan, both of which were approved by our shareholders at our annual meetings in 1994 and 2004, respectively. The exercise price of all options granted was the fair market value of our stock, as determined by our independent stock valuation firm, as of the date of the grant.

(3)	All ISO/NQSO options vest and become exercisable in equal installments over five years and expire in ten years from the date of grant.

(4)
Stock Appreciation Rights (SARs) vest over five years and will become exercisable as they vest. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded. The grant date stock price was $16.40, $16.60 and $18.40 in 2009, 2010 and 2011, respectively.

(5)
RSU and PRSU awards granted prior to December 2006 vest on the earlier of five years or retirement. Unless the participant elects to defer, payment will be made upon vesting. RSU and PRSU grants awarded based upon our ROAIC for 2007 and later will vest on the earlier of five years or retirement and are payable after retirement. Within the range of PRSU performance criteria, we achieved 56.38% of the maximum targeted PRSU award available in 2010 and granted in 2011. Dividends are not calculated or paid on these restricted stock awards and they do not have any voting rights.

2011 Option Exercises and Stock Vested

Name	Option Awards(1)				Stock Awards(2)
	Number of ISO/NQSO Shares Acquired on Exercise in 2011	Value of ISO/ NQSO Shares Realized on Exercise	Number of SARs Vested in 2011	Appreciation Value Realized on Exercise of SARs (Vested)	Number of Shares Acquired on Vesting (RSUs and PRSUs Vested in 2011)	Value Realized on Vesting (RSUs and PRSUs)(3)
Warnke, Karl J.	30,658	$344,903	4,800	$15,360	4,058	$79,943
Adante, David E.			2,400	7,680	2,840	55,948
Bowles, Howard D.			1,200	3,840	8,628	169,972
Covey, Patrick M.			2,000	6,400	402	7,919
Marshall, Steven A.			2,000	6,400	1,602	31,559

(1)	The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value at the date of exercise.

(2)
Participants who received RSU and PRSU awards made prior to 2007 could elect to defer conversion of the award to common stock until retirement or convert upon vesting. The NEOs who elected conversion upon vesting of the following RSU/PRSU awards were: Mr. Warnke, 4,126 units; and Mr. Adante, 2,888 units. RSU and PRSU awards made after December 2006 are payable after retirement.

(3)	The market value of RSUs and PRSUs that have vested, but are unexercised, is based on the December 31, 2011, fair value (ESOT valuation) of $19.70 per share.

Pension Plan Information
We maintain the SERP for eligible employees, which is a nonqualified defined benefit plan that became effective January 1, 2003. We also maintain a qualified defined benefit plan, the ERP, and a nonqualified defined benefit plan, the Restoration Plan, for eligible employees. However, as discussed under the “Qualified Retirement Plans” section of the “Compensation Discussion and Analysis,” on November 11, 2008, our Board froze the ERP and the Restoration Plan effective December 31, 2008.

Pursuant to the terms of the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008, for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Normal retirement age is 65 or after five years of service, whichever is later. Early retirement age is 55 with five years of vesting service. If the participant chooses early retirement at age 55, he or she will receive 35.75% of his or her full benefit, and that percentage will increase the closer the participant is to normal retirement age. Each NEO is eligible for early retirement.

The ERP benefit formula is a combination of benefits earned prior to January 1, 1997, plus .30% of a participant’s covered compensation for each full or partial year of service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit services. Covered compensation means the average of the social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age, with the required compensation limit applied.

After retirement, depending on marital status and option choices, a participant will be paid monthly under the life annuity benefit or the 100%, 66-2/3% or 50% joint and survivor benefit.

The SERP provides a retirement benefit equal to 30% multiplied by a Final Average Compensation calculation, which is then reduced by the sum of the employee’s Restoration Plan benefit, ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. “Final Average Compensation” is based on the average of the highest three annual earnings out of the five years prior to retirement. The Board of Directors determines who will participate in the SERP.

Prior to the freeze on December 31, 2008, under the Restoration Plan, an employee whose benefit under the ERP was limited by applicable sections of the IRC was eligible to qualify for a benefit. The Board of Directors determined who, among eligible employees, would participate in the Restoration Plan. The Restoration Plan allowed for a restoration accrual such that the employee would receive a monthly benefit that, when added to the monthly benefit from the ERP, equals the monthly retirement benefit that would have been payable if certain IRC provisions were not in effect. This permitted an affected employee to attain the same percentage benefit value as any employee participant not affected by these limitations.

2011 Pension Benefits(1)

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit

Warnke, Karl J.	ERP	20.0	$122,879
	SERP	23.0	1,011,837
	Restoration Plan	20.0	157,423
Adante, David E.	ERP	26.0	$180,820
	SERP	29.0	-
	Restoration Plan	26.0	74,129
Bowles, Howard D.	ERP	33.0	$200,562
	SERP	36.0	-
	Restoration Plan	33.0	32,759
Covey, Patrick M.	ERP	16.3	$35,023
	SERP	19.3	273,053
	Restoration Plan	16.3	5,104
Marshall, Steven A.	ERP	30.9	$112,374
	SERP	33.9	-
	Restoration Plan	30.9	16,531

(1)
Represents the present value of accumulated retirement benefits payable upon reaching retirement. The amounts are based on the same assumptions described in Note P, “Defined Benefit Pension Plans,” to our consolidated financial statements included in the 2011 Annual Report on Form 10-K. Each of the above referenced plans is described in the “Compensation Discussion and Analysis.”

(2)	As a result of freezing the ERP and Restoration Plan on December 31, 2008, the number of years of credited service remains fixed as of that date for these Plans.

Activity related to our Match Plan, the material terms of which are more fully described in the “Compensation Discussion and Analysis,” is set forth in the following table.

2011 Nonqualified Deferred Compensation

Name	Company Contributions in 2011(1)	Aggregate Earnings in 2011(2)	Aggregate Balance at December 31, 2011(3) (4)
Warnke, Karl J.	$17,002	$5,959	$108,089
Adante, David E.	6,433	2,468	44,161
Bowles, Howard D.	-	590	9,013
Covey, Patrick M.	3,360	787	15,386
Marshall, Steven A.	3,007	1,063	19,249

(1)	Contributions pursuant to our Match Plan, which are also included in the “2011 Summary Compensation Table” under the “All Other Compensation” column.

(2)	As described in footnote 5 of the “2011 Summary Compensation Table,” a portion of the earnings allocated to contributions is considered to be above-market.

(3)
No named executive officer made any contributions to the type or category of benefits that the NEO would be entitled to receive as described in the Match Plan, and no named executive officer made any withdrawals or received any distributions during 2011.

(4)
The amounts reflected in this table are included in the “Summary Compensation Table” under “All Other Compensation.” The total aggregate amounts to date included in prior Summary Compensation Tables are as follows: Mr. Warnke, $62,166; Mr. Adante, $24,040; Mr. Bowles, $5,269; Mr. Covey, $3,144; and Mr. Marshall, $11,608.

Potential Payments Upon Termination or Change-in-Control
Should a NEO retire, resign, die, become disabled or otherwise terminate employment with us, the NEO would be entitled to any accrued or vested benefits. The types or categories of benefits that the NEO would be entitled to receive are described in the “Compensation Discussion and Analysis.” Those accrued or vested benefits would consist primarily of any vested retirement benefits from the qualified and nonqualified retirement plans, stock appreciation rights, and any restricted stock units or performance restricted stock units. Other than as listed, no NEO is entitled to any other compensation upon termination and no NEO has a written agreement with us regarding any payment upon termination.

The following table shows the amounts that would be payable under each benefit plan as if a triggering event (i.e., retirement, death, permanent disability or termination) had occurred as of December 31, 2011.

Plan Benefits--December 31, 2011 “as if” Triggering Event Occurred(1)

Name	Plan Name	Frequency	Benefit Payable Upon Triggering Event(2)
Warnke, Karl J.	SERP(3)	Annual benefit	$115,000
	Restoration Plan(3)	Annual benefit	18,000
	Match Plan	Onetime payment	108,089
	RSU(4)	Onetime payment	218,475
	PRSU(4)	Onetime payment	170,799
Adante, David E.	SERP(3)	Annual benefit	-
	Restoration Plan(3)	Annual benefit	$8,000
	Match Plan	Onetime payment	44,161
	RSU(4)	Onetime payment	152,870
	PRSU(4)	Onetime payment	119,540
Bowles, Howard D.	SERP(3)	Annual benefit	-
	Restoration Plan(3)	Annual benefit	$3,000
	Match Plan	Onetime payment	9,013
	RSU(4)	Onetime payment	464,525
	PRSU(4)	Onetime payment	363,189
Covey, Patrick M.	SERP(3)	Annual benefit	$60,000
	Restoration Plan(3)	Annual benefit	1,000
	Match Plan	Onetime payment	15,386
	RSU(4)	Onetime payment	21,670
	PRSU(4)	Onetime payment	16,942
Marshall, Steven A.	SERP(3)	Annual benefit	-
	Restoration Plan(3)	Annual benefit	$2,000
	Match Plan	Onetime payment	19,249
	RSU(4)	Onetime payment	67,375
	PRSU(4)	Onetime payment	85,263

(1)
Each of the plans presented is more fully described in the “Compensation Discussion and Analysis,” and this table represents those benefits under our nonqualified plans that would be payable or exercisable by our NEOs if a “triggering event” occurred as of December 31, 2011, excluding options and awards that have vested as disclosed in “Option Exercises and Stock Vested” tables in this and previous Proxy Statements. For purposes of this table, a triggering event includes death, permanent disability, retirement or termination for any reason. No NEO is subject to a noncompete or confidentiality agreement or other material conditions or obligations applicable to the receipt of benefits. This table is for informational purposes only and is not indicative of actual benefits payable.

(2)
If the triggering event were a change in control, all of the benefits listed in the table would be applicable. In addition, all unvested ISO and NQSO awards would become exercisable. The value of unexercisable ISO/NQSO awards that would become exercisable for each NEO is as follows: Patrick M. Covey, $30,940; and Steven A. Marshall, $14,880. The value of these awards is based on the number of unvested options multiplied by the difference between the exercise price and the market price at December 31, 2011. Further, in such event, all unvested SARs will become exercisable. Based on the year-end 2011 stock price less the stock price on the date of grant, the value of all vested and nonvested SARs awards that would become exercisable for each NEO is as follows: Karl J. Warnke, $92,400; David E. Adante, $46,200; Howard D. Bowles, $23,100; Patrick M. Covey, $38,500; and Steven A. Marshall, $38,500.

(3)
The benefit is based on the lifetime payment option. The benefit will be reduced if a NEO chooses a different payment option. The different payment options are outlined under the Pension Plan Information section in this Proxy Statement.

(4)	The benefit payable value is based on the number of stock units times the market price at December 31, 2011.

2011 DIRECTOR COMPENSATION(1)

Director	Fees Earned or Paid in Cash(2)	Option Awards (SARs)(3)	Total
Cowan, R. Douglas	$35,500	$7,830	$43,330
Cunningham, J. Dawson	47,500	7,830	55,330
Ginn, William J.	41,500	7,830	49,330
Hall, Douglas K.	50,500	7,830	58,330
Harbrecht, Sandra W.	42,500	7,830	50,330
Warfel, John E.(4)	52,435	7,830	60,265

(1)	Mr. Warnke is an employee and does not receive any compensation as a director.

(2)
Directors may elect to defer all or part of their director fees in stock equivalent units. Ms. Harbrecht and Mr. Warfel have made such an election. Stock equivalent units are calculated by dividing the fee earned by the then current market price. Stock equivalent units will subsequently be valued for payment purposes at the market price in effect on the date of payment.

(3)
Amounts do not reflect cash payments made to any director. They reflect, as more fully described in Note O, “Stock-Based Compensation,” to our consolidated financial statements included in the 2011 Annual Report on Form 10-K, the estimated value of the awards calculated under FASB ASC Topic 718.

(4)	Fees for Mr. Warfel include a deferred payment from 2008 in the amount of $9,435 made in 2011.
The aggregate number of all vested and unvested (exercisable and unexercisable) SARs awards and option awards for each director, outstanding as of December 31, 2011, is set forth in the following table.

Director	Options Exercisable	SARs (Exercisable and Unexercisable)
Cowan, R. Douglas	8,000	200
Cunningham, J. Dawson	8,000	200
Ginn, William J.	8,000	733
Hall, Douglas K.	8,000	733
Harbrecht, Sandra W.	7,334	333
Warfel, John E.	5,334	733

Compensation of Directors
The current compensation structure for nonemployee directors is designed to fairly pay directors for work required based on our size, scope and industry. The primary goal of the directors is to enhance the long-term interests of our shareholders by establishing Company-wide general goals and objectives and identifying executive officers capable of carrying out those goals and objectives.

We pay directors who are not our employees a fee of $29,000 per year plus $1,000 for the first and $500 for each additional Board or Committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee Chairs receive an additional retainer as follows: Audit Committee Chair - $8,000/year; Compensation Committee Chair - $6,000/year; and Governance Committee Chair - $5,000/year. The Chairman of the Board, if not an active employee of the Company, would receive an additional retainer of $7,500/year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting, except for the Audit Committee members who receive a fee of $1,000 per teleconference meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.

As amended and adopted by the Board of Directors on March 11, 2009, no further director stock options will be granted beginning in 2009 under the 2004 Omnibus Stock Plan. Prior to this date, upon election or reelection to the Board by our shareholders, that nonemployee director was granted 8,000 stock options. The exercise price of the options granted was the fair market value on the date of the grant. The option awards vest in six months and will expire six years from the date of grant. The estimated value of the awards was based on FASB ASC Topic 718, which represents the grant date fair value.

Beginning in 2009, on the date of the shareholders’ annual meeting, each nonemployee director receives an annual grant of 3,000 director stock appreciation rights (“SARs”). The SARs are used to acquire common shares based on the appreciation in the stock price multiplied by the number of SARs awarded, reduced in 2009 and 2010 by the annualized number of stock options granted to a director elected or appointed in 2007 or 2008. The appreciation will be calculated by subtracting the stock price at the date of grant from the stock price at the date of exercise. The SARs become exercisable in the amount of 20% of the number of common shares to be acquired on each anniversary of the date of grant commencing with the first anniversary. Unless terminated, SARs will automatically be deemed to be exercised on the tenth anniversary of the date of grant provided the grantee is still a director on the tenth anniversary and a grantee must be a director on the date of exercise.

Equity Compensation Plan Information(1)(2)

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders	1,375,428	$11.89	3,322,882
Equity compensation plans not approved by security holders	None	None	None

(1)
The equity compensation plans included in this table consist of stock and option awards (SARs, ISOs, NQSOs) and purchases under the Employee Stock Purchase Plan, which were granted under the 1994 Omnibus Stock Plan or the 2004 Omnibus Stock Plan, which were approved by our shareholders at our annual meeting in 1994 and 2004, respectively. The 1994 Plan expired in 2004; however, the termination did not affect grants made under the 1994 Plan. The exercise price of all options and rights granted was the fair market value of the stock, as determined by our independent stock valuation firm, as of the date of the grant.

(2)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(3)
Reflects common shares available for issuance under the 2004 Omnibus Stock Plan, excluding securities issued or to be issued upon exercise of outstanding options and rights (SARs, ISOs and NQSOs) and purchases under the Employee Stock Purchase Plan as of December 31, 2011.

COMPANY PERFORMANCE

The following Performance Graph compares cumulative total shareholder returns for our common shares during the last five years to the Standard & Poor’s 500 Stock Index and to an index of selected peer group companies. The peer group, which is the same group used by our independent stock valuation firm, consists of: ABM Industries Incorporated; Comfort Systems USA, Inc.; Dycom Industries, Inc.; FirstService Corporation; MYR Group, Inc., Quanta Services, Inc.; Rollins, Inc.; and Scotts Miracle-Gro Company. Each of the three measures of cumulative total return assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return
The Davey Tree Expert Company

Five-Year Cumulative Return
200
150
100
50
2006
2007
2008
2009
2010
2011
Davey
S&P 500 Index
Peer Group

	2006	2007	2008	2009	2010	2011
Davey	100	123	129	132	148	160
S&P 500 Index	100	105	66	84	97	99
Peer Group	100	112	84	97	120	122

INDEPENDENT AUDITORS

For 2011, we engaged Ernst & Young LLP as our independent auditors to act as the principal accountant to audit our consolidated financial statements and internal control over financial reporting and engaged Deloitte & Touche LLP to audit the financial statements of our wholly-owned Canadian subsidiary. The Board of Directors and its Audit Committee participated in and approved the engagement of our principal independent auditors, Ernst & Young.

Fees and Other Matters
Under the Audit Committee’s charter, the Committee is required to give advance approval of any nonaudit services to be performed by the principal independent auditors, provided that such services are not otherwise prohibited by law or regulation. There is no de minimis exception to the Committee’s preapproval procedures. The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting. Such delegation procedures are presently in place. In addition, the Committee has also set specific limits on the amount of such services which we would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.

The aggregate fees billed to us for professional services rendered by our independent auditors for each year in the two-year period ended December 31, 2011 were:

Type of Fees	2011	2010
Audit fees	$470,700	$457,100
Audit-related fees	31,500	29,100
Tax fees	51,300	115,000
All other fees	-	-
	$553,500	$601,200

In the above table, “audit fees” are fees we paid our independent auditors for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, audits of subsidiaries, reviews of financial statements included in our Forms 10-Q, and for services related to their audit of our internal control over financial reporting. “Audit-related fees” are fees for audits of employee benefit plan financial statements and other assurance services and “tax fees” are for tax compliance, tax advice and tax planning.

The components of the audit fees were as follows:

	2011	2010
Audit Fees:
Annual financial statements	$295,500	$286,400
Reviews of interim financial statements in Forms 10-Q	46,100	45,300
Section 404(b) Sarbanes-Oxley Act	129,100	125,400
	$470,700	$457,100

At the Annual Meeting
Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available to respond to appropriate questions from our shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed and discussed with management our audited consolidated financial statements.

The Committee reviewed with the principal independent auditors their judgments as to the quality, not just the acceptability, of our Company’s accounting principles, and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. The Committee also discussed with the auditors the auditors’ independence from management and the Company, including having received from Ernst & Young formal written statements pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of nonaudit services with the auditors’ independence. In addition, the Committee discussed with management the effectiveness of our internal control over financial reporting, and discussed with Ernst & Young their report on the effectiveness of internal control over financial reporting.

Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in our 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

By the Audit Committee of the Board of Directors: J. Dawson Cunningham, William J. Ginn, Douglas K. Hall (Chair), and Sandra W. Harbrecht.

GENERAL

Voting at the Meeting
Shareholders of record at the close of business on March 24, 2012, are entitled to notice of and to vote at the annual meeting of shareholders. On that date, a total of 13,974,873 of our common shares were outstanding and entitled to vote. Each of our common shares is entitled to one vote.

Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to our President, any Vice President or our Secretary at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

For Proposal 1, under Ohio law, directors are elected by a plurality of the votes of our shareholders present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of our voting power. Withholds and nonvotes are tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401KSOP and ESOP Plan, withhold and nonvotes will not have any effect on Proposal 1.

If the nominee listed on page 2 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.

Other than as presented in this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with his or her best judgment.

Shareholder Proposals
Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us on or before December 4, 2012. Additionally, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if that proposal is submitted on or before February 17, 2013.

Expenses of Requesting Proxies
We will bear the expense of preparing, printing, and making available this Notice of Annual Meeting and Proxy Statement. As set out in our “Important Notice Regarding the Availability of Proxy Materials mailed to Shareholders on April 3, 2012,” our shareholders may view and print proxy materials by accessing our Internet website at www.davey.com or request proxy materials by telephone, e-mail or in person. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions and will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Annual Report and Form 10-K
Our Annual Report to Shareholders, including summary financial information for the year ended December 31, 2011, will be mailed to our shareholders of record and beneficial owners with their individual proxy cards. Our 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our Annual Report, our Proxy Statement and blank proxy cards are available on our Internet website at www.davey.com.

For the Board of Directors,

/s/ David E. Adante
DAVID E. ADANTE
Secretary
April 3, 2012

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

PROXY
The Davey Tree Expert Company
Annual Meeting of Shareholders to be held on May 15, 2012
This Proxy is solicited by the Board of Directors.
At the Annual Meeting of Shareholders to be held May 15, 2012, and at any adjournment or postponement thereof, David E. Adante, Patrick M. Covey, George M. Gaumer, Fred W. Johnson, Steven A. Marshall, Joseph R. Paul, Richard A. Ramsey, James F. Stief, and Nicholas R. Sucic, and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

1	Elect one director to the class to serve for a three-year term of office expiring at the Company's 2015 Annual Meeting of Shareholders. The nominee for the Board of Directors is: Karl J. Warnke.	☐ For	☐ Withhold
(Instruction: On the line below, write the name of the nominee for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.)

2	Any other matter that may properly come before the meeting.

The Board of Directors recommends that you vote to elect the nominee listed.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If cumulative voting is in effect, shares represented by each properly executed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Control #:	Shares:

Date

Sign here exactly as your name appears on the proxy notice.

Joint Owner, if any, sign here exactly as your name appears on this card.

Sign, date and mail this Proxy in the postage-paid envelope provided to:
The Davey Tree Expert Company
Attn: PROXY
PO Box 5193
Kent, OH 44240-5193

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU

PROXY
The Davey Tree Expert Company
Annual Meeting of Shareholders to be held on May 15, 2012
This voting instruction is solicited by Reliance Trust Company (the "Trustee") as trustee of The Davey 401KSOP and ESOP (the "Plan").
To Reliance Trust Co., Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 15, 2012, and at any adjournment or postponement thereof, as shown below.

1	Elect one director to the class to serve for a three-year term of office expiring at the Company's 2015 Annual Meeting of Shareholders. The nominee of the Board of Directors is: Karl J. Warnke.	☐ For	☐ Withhold
(Instruction: On the line below, write the name of the nominee for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.)

Not selecting any choice or a vote to withhold will have the same effect as voting in the same proportion as other shareholders who cast votes.

2	Any other matter that may properly come before the meeting.

The Board of Directors recommends that you vote to elect the nominee listed.

(Instruction: Check one or both boxes)

☐	I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.

☐
I direct the Trustee to vote the proportionate number of “nondirected” shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.

This voting instruction card, when properly executed and timely received, will be voted in the manner directed herein. If you do not complete and return this card by May 14, 2012, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the “nondirected” shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Reliance Trust Company, Attn: Howard Kaplan, 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA 30328

.

Control #:	Shares:

Date

Sign here exactly as your name appears on the proxy notice.

Sign, date and mail this Proxy in the postage-paid envelope provided to:
The Davey Tree Expert Company
c/o Eagle Rock Proxy Advisors
Post Office Box 990
Cranford, New Jersey 07016-9972

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU